                                                                    EXHIBIT 3.2

                             SCOVILL HOLDINGS INC

                 CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
          RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS
                        OF 13 3/4% SERIES A CUMULATIVE
                    REDEEMABLE EXCHANGEABLE PREFERRED STOCK
                            ______________________

                       Pursuant to Section 151(g) of the
               General Corporation Law of the State of Delaware
                            ______________________


  Scovill Holdings Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company (the "Board"), by unanimous written consent dated November 24, 1997, adopted the following resolution, which resolution remains in full force and effect as the date hereof.

  WHEREAS, the Board is authorized, within the limitations and restrictions stated in the Certificate of Incorporation of the Company, to fix by resolution or resolutions the designation of each series of Preferred Stock of the Company (the "Preferred Stock") and the powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, including, without limitation the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolutions or distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolutions of the Board under the General Corporation Law of Delaware; and

  WHEREAS, it is the desire of the Board, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series;

  NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized such series of Preferred Stock on the terms and with the provisions herein set forth:

(a) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Company a series of Preferred Stock designated as the "13 3/4% Series A Cumulative Redeemable Exchangeable Preferred Stock" (the "Senior Preferred Stock"). The number of shares constituting such series shall be 200,000 shares of Senior Preferred Stock, consisting of an initial issuance of 100,000 shares of Senior Preferred Stock plus up to 100,000 additional shares of Senior Preferred Stock which may be issued to pay dividends on the Senior Preferred Stock if the Company elects to pay dividends in additional shares of Senior Preferred Stock. The liquidation preference of the Senior Preferred Stock shall be $100.00 per share.

(b) Rank. The Senior Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, rank senior to all classes of Common Stock of the Company, the Series B Preferred Stock of the Company (the "Series B Preferred Stock") and each other class of capital stock or series of Preferred Stock of the Company established by the Board the terms of which do not expressly provide that it ranks on a parity with the Senior Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to with the Common Stock and the Series B Preferred Stock of the Company as "Junior Securities"). The Senior Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, rank on a parity with any class of capital stock or series of Preferred Stock established by the Board, the terms of which expressly provide that such class or series shall rank on a parity with the Senior Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities"); provided that any such Parity Securities that were not approved by the Holders in accordance with paragraph (f)(ii)(A) hereof shall be deemed to be Junior Securities and not Parity Securities.

(c)  Dividends.

       (i) Holders of the outstanding shares of Senior Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of funds legally available therefor, dividends at a rate per annum equal to 13 3/4% of the liquidation preference per share of the Senior Preferred Stock. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from the Senior Preferred Stock Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on the first Dividend Payment Date after the Senior Preferred Stock Issue Date, provided that if any dividend payable on any Dividend Payment Date on or before November 30, 2002 is not declared and paid in full in cash on such Dividend Payment Date, the amount payable as dividends on such Dividend Payment Date that is not paid in cash (including partial payments in cash) on such Dividend Payment Date shall be paid by the Company in additional fully paid and non-assessable shares (including fractional shares, if applicable) of Senior Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends (rounded to the nearest whole cent). After November 30, 2002, dividends shall be paid only in cash. If any dividend (or portion thereof) payable on any Dividend Payment Date after November 30, 2002 is not declared or paid in full in cash on such Dividend Payment Date, the amount of such dividend that is payable and that is not paid in cash on such date shall increase at the rate of 13 3/4% per annum, compounded quarterly, from such Dividend Payment Date until declared and paid in full. No interest, or sum of money in lieu of interest, will be payable in respect of any accrued and unpaid dividends. Each dividend payment (whether in cash or in additional shares of Senior Preferred Stock) shall be payable to Holders of record as they appear on the stock register of the Company on such record dates, not less than 10 nor more than 60 days preceding the related Dividend Payment Date, as shall be fixed by the Board. Dividends shall cease to accumulate in respect of shares of the Senior Preferred Stock on the Exchange Date (as defined in paragraph
     (g)(1)(A) hereof) or on the date of their earlier redemption except to the extent that the Company shall have failed to issue the appropriate aggregate principal amount of Exchange Debentures (as defined in paragraph
     (g)(i)(A) hereof) in respect of the Senior Preferred Stock on the Exchange Date or shall have failed to pay the relevant redemption price on the date fixed for redemption.

       (ii) All dividends paid with respect to shares of the Senior Preferred Stock pursuant to paragraph (c)(i) shall be paid pro rata to the Holders entitled thereto.

       (iii) Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board to declare, or the Company to pay or set apart for payment, any dividends on shares of the Senior Preferred Stock at any time.

       (iv) Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption pursuant to paragraph
     (e)(i) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board.

       (v) No full dividends shall be declared by the Board or paid or funds set apart for payment of dividends by the Company on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid in full, or declared and (in the case of dividends payable in cash) a sum in cash set apart sufficient for such payment, on the Senior Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full dividends on such Parity Securities. If any dividends are not paid in full, as aforesaid, upon the shares of the Senior Preferred Stock and any other Parity Securities, all dividends declared upon shares of the Senior Preferred Stock and any other Parity Securities shall be declared pro rata so that the amount of dividends declared per share on the Senior Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Senior Preferred Stock and such Parity Securities bear to each other.

       (vi) Holders of shares of the Senior Preferred Stock shall be entitled to receive the dividends provided for in paragraph (c)(i) hereof in preference to and in priority over any dividends upon any of the Junior Securities.

       (vii) Dividends payable on shares of the Senior Preferred Stock for any period less than a year shall be payable for the actual number of days elapsed in the period for which such dividends are payable, computed on the basis of a 360-day year of twelve 30-day months. If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day.

       (viii) The election of directors pursuant to paragraph (f)(iii) is the sole remedy for the Company's failure to pay dividends on the Senior Preferred Stock.

(d)  Liquidation Preference.

       (i) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, the Holders of shares of Senior Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, $100.00 per share of Senior Preferred Stock, plus an amount in cash equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made with respect to any Junior Securities, including, without limitation, the Series B Preferred Stock and Common Stock of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Senior Preferred Stock and all other Parity Securities are not paid in full, then the holders of all such shares shall share equally and ratably in such distribution of assets of the Company in accordance with the amounts which would be payable on such distribution if the amount to which the Holders of outstanding shares of Senior Preferred Stock and the holders of outstanding shares of all Parity Securities are entitled were paid in full.

       (ii) After payment of the full amount of the liquidation preferences and accumulated and unpaid dividends to which they are entitled, the holders of shares of Senior Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Company.

       (iii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding-up of the affairs of the Company.

(e)  Redemption.

       (i) Optional Redemption.

           (A) The Company may (subject to contractual and other restrictions with respect thereto and the legal availability of funds therefor), at the option of the Board, redeem at any time on or after November 30, 2002, from any source of funds legally available therefor, in whole or in part, in the manner provided in paragraph (e)(iii) hereof, any or all of the shares of the Senior Preferred Stock, at the redemption prices (expressed as percentages of the liquidation preference thereof) set forth below plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Optional Redemption Price"), if redeemed during the 12-month period beginning on November 30 of each of the calendar years indicated below:

       YEAR                                            PERCENTAGE
       ----                                            ----------
       2002                                             106.875%
       2003                                             104.583%
       2004                                             102.292%
       2005 and thereafter                              100.000%

       provided that no optional redemption pursuant to this paragraph (e)(i)(A) shall be authorized or made unless prior thereto full unpaid cumulative dividends for all Dividend Periods terminating on or prior to the Redemption Date and for an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date shall have been or immediately prior to the Redemption Notice (as defined in paragraph (e)(iii)(A) hereof) are declared and paid in cash or declared and a sum set apart sufficient for such cash payment on the Redemption Date, on the outstanding shares of the Senior Preferred Stock.

           (B) In addition, at any time, the Company may redeem, in the manner provided in paragraph (e)(iii) hereof, shares of the Senior Preferred Stock, in whole or in part, at the option of the Company, at a redemption price equal to 113.75% of the liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Contingent Redemption Price"), with the net cash proceeds of one or more Public Equity Offerings, provided that notice of such redemption is given within 60 days of the date of the closing of such Public Equity Offerings, and provided, further, that no optional redemption pursuant to this paragraph (e)(i)(B) shall be authorized or made unless prior thereto full unpaid cumulative dividends for all Dividend Periods terminating on or prior to the Redemption Date and for an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date on the outstanding shares of the Senior Preferred Stock shall have been or immediately prior to the Redemption Notice are declared and paid in cash or declared and a sum set apart sufficient for such cash payment on the Redemption Date.


           (C) In the event of a redemption of only a portion of the then outstanding shares of the Senior Preferred Stock, the Company shall effect such redemption as it determines, pro rata according to the number of shares held by each Holder of the Senior Preferred Stock or by lot, as may be determined by the Company in its sole discretion, except that the Company may redeem such shares held by any Holders of fewer than 100 shares (or shares held by Holders who would hold less than 100 shares as a result of such redemption), without regard to any pro rata redemption requirement.

           (D) The election of directors pursuant to paragraph (f)(iii) is the sole remedy for the Company's failure to effect a redemption pursuant to this paragraph (e)(ii) following the issuance of a Redemption Notice (as defined in paragraph (e)(iii)(A) below).

       (ii) Mandatory Redemption. On November 30, 2009, the Company shall redeem (subject to the legal availability of funds therefor) from any source of funds legally available therefor, in the manner provided in paragraph
     (e)(iii) hereof, all of the shares of the Senior Preferred Stock then outstanding at a redemption price equal to 100% of the liquidation preference per share, plus an amount in cash equal to all accumulated and unpaid dividends per share (including an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Mandatory Redemption

     Price"). The election of directors pursuant to paragraph (f)(iii) is the sole remedy for the Company's failure to effect the redemption required by this paragraph (e)(ii).

       (iii) Procedures for Redemption.

           (A) At least 30 days and not more than 60 days prior to the date fixed for any redemption of the Senior Preferred Stock, written notice of the redemption (the "Redemption Notice") shall be given by first-class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Senior Preferred Stock at such Holder's address as the same appears on the stock register of the Company, provided that no failure to give such notice nor any deficiency therein or in the mailing thereof shall affect the validity of the procedure for the redemption of any shares of Senior Preferred Stock to be redeemed except as to the Holder or Holders to whom the Company has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

       (1) whether the redemption is pursuant to paragraph (e)(i)(A), (e)(i)(B) or (e)(ii) hereof;

       (2) the Optional Redemption Price, the Contingent Redemption Price or the Mandatory Redemption Price, as the case may be;

       (3) whether all or less than all the outstanding shares of the Senior Preferred Stock are to be redeemed and the total number of shares of the Senior Preferred Stock being redeemed;

       (4) the number of shares of Senior Preferred Stock held, as of the appropriate record date, by the Holder that the Company intends to redeem;

       (5) the date fixed for redemption;

       (6) that the Holder is to surrender to the Company, at the place or places where certificates for shares of Senior Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, the certificate or certificates representing the shares of Senior Preferred Stock to be redeemed; and

       (7) that dividends on the shares of the Senior Preferred Stock to be redeemed shall cease to accrue and all rights of the Holder of such shares will terminate (except for the right to receive the Optional Redemption Price, the Contingent Redemption Price or the Mandatory

           Redemption Price, as the case may be, without interest) on such Redemption Date unless the Company defaults in the payment of the Optional Redemption Price, the Contingent Redemption Price or the Mandatory Redemption Price, as the case may be.

             (B) Each Holder of Senior Preferred Stock shall surrender the certificate or certificates representing such shares of Senior Preferred Stock to the Company, duly endorsed, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price, Contingent Redemption Price or Mandatory Redemption Price, as the case may be, for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

             (C) Except to the extent the Company defaults in the payment in full of the Optional Redemption Price, Contingent Redemption Price or Mandatory Redemption Price, as the case may be, dividends on the Senior Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and the Holders of such redemption shares shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the Optional Redemption Price, the Contingent Redemption Price or the Mandatory Redemption Price, as the case may be, without interest.

(f)  Voting Rights.

       (i) The Holders of shares of the Senior Preferred Stock, except as otherwise required under the laws of the State of Delaware or as set forth in paragraphs (ii) and (iii) below and in paragraph (m) hereof, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

       (ii) (A) So long as any shares of the Senior Preferred Stock are outstanding, the Company shall not authorize any class of Parity Securities without the affirmative vote or consent of Holders of a majority of the outstanding shares of Senior Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy.

             (B) So long as any shares of the Senior Preferred Stock are outstanding, the Company shall not amend this Certificate of Designations so as to affect adversely the specified rights, preferences, privileges or voting rights of Holders of shares of Senior Preferred Stock, or to authorize the issuance of any additional shares of Senior Preferred Stock, without the affirmative vote or consent of Holders of a majority of the then outstanding shares of Senior Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

             (C) Prior to the Exchange Date, the Company shall not amend or modify the indenture for the Exchange Debentures in the form approved by the Company on the Senior Preferred Stock Issue Date (the "Exchange Debenture Indenture") (other than any such modification as would be permitted under the Exchange Debenture Indenture without consent of the holders of Exchange Debentures) without the affirmative vote or consent of Holders of at least a majority of the shares of Senior Preferred Stock then outstanding, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

             (D) Except to the extent set forth in paragraphs (f)(ii)(A) above,
     (1) the creation, authorization or issuance of any shares of any Junior Securities or Parity Securities, (2) the decrease in the amount of authorized capital stock of any class, including any Preferred Stock, or
     (3) the increase in the amount of authorized capital stock of any class of Junior Securities shall not require the consent of Holders of Senior Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders of shares of Senior Preferred Stock.

       (iii) (A) If (1) dividends on the Senior Preferred Stock are in arrears and unpaid (and, in the case of dividends payable after November 30, 2002, are not paid in cash) for four consecutive quarterly periods (a "Dividend Default"); (2) the Company fails to discharge any redemption obligation of the Senior Preferred Stock when required (a "Redemption Default"), whether or not the Company is permitted to do so by the terms of any indenture, credit agreement or any other obligations of the Company; (3) the Company fails to make an offer to purchase all outstanding shares of Senior Preferred Stock following a Change of Control if such offer to purchase is required to be made pursuant to paragraph (h) hereof or fails to purchase shares of Senior Preferred Stock from holders who elect to have such shares purchased pursuant to such Change of Control offer (a "Change of Control Default"), whether or not the Company is permitted to do so by the terms of any indenture, credit agreement or any other obligation of the Company;

     (4) the Company breaches or violates one of the provisions set forth in paragraph (m) hereof and the breach or violation continues for a period of 30 days or more (a "Restriction Default"); or (5) a default occurs on the obligations to pay principal of, interest on or any other payment obligation when due (a "Payment Default") at final maturity on one or more classes of Indebtedness of the Company or any Subsidiary of the Company, whether such Indebtedness exists on the Senior Preferred Stock Issue Date or is incurred thereafter, having individually or in the aggregate, an outstanding principal amount of $15,000,000 or more, or any other Payment Default occurs on one or more such classes of Indebtedness and such class or classes of Indebtedness are declared due and payable prior to their respective maturities, then, in any such case, the number of directors constituting the Board shall be increased by two as set forth in this Certificate of Designations and the Holders of the majority of the then outstanding Senior Preferred Stock, voting separately as one class, shall be entitled to elect two directors. Subject to Section (f)(iii)(B) below, Holders of a majority of the issued and outstanding shares of the Senior Preferred Stock, voting separately as one class, shall have the exclusive right to elect such two directors at a meeting therefor called upon the occurrence of such Dividend Default, Redemption Default, Change of Control Default, Restriction Default or Payment Default, as the case may be, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders of the Senior Preferred Stock expire (other than as described in (f)(iii)(B) below). Each such event described in clauses (1),
     (2), (3), (4) and (5) is a "Voting Rights Triggering Event."

             (B) The right of the Holders of Senior Preferred Stock voting separately as one class to elect members of the Board of Directors as set forth in paragraph (f)(iii)(A) above shall continue until such time as (1) in the event such right arises due to a Dividend Default, all accumulated dividends that are in arrears on the Senior Preferred Stock are paid in full (and, in the case of Dividends payable after November 30, 2002, are paid in cash); and (2) in the event such right arises due to a Redemption Default, a Change of Control Default, a Restriction Default or a Payment Default, the Company remedies any such failure, breach or default, at which time the term of any directors elected pursuant to paragraph (f)(iii)(A) shall immediately terminate, subject always to the same provisions for the renewal and divestment of such special voting rights in the case of any future Voting Rights Triggering Event. At any time after voting power to elect directors shall have become vested and be continuing in the Holders of shares of the Senior Preferred Stock pursuant to this paragraph
     (f)(iii), or if vacancies shall exist in the offices of directors elected by the Holders of shares of the Senior Preferred Stock, a proper officer of the Company may, and upon the written request of the Holders of record of at least 10% of the shares of Senior Preferred Stock then outstanding addressed to the Secretary of the Company shall, call a special meeting of the Holders of Senior Preferred Stock, for the purpose of electing the directors which such Holders are entitled to elect. If such meeting shall not be called by the proper officer of the Company within 20 days after personal service of said written request upon the Secretary of the Company, or within 20 days after mailing the same within the United States by certified mail, addressed to the Secretary of the Company at its principal executive offices, then the Holders of record of at least 20% of the outstanding shares of the Senior Preferred Stock may designate in writing one of their numbers to call such meeting at the expense of the Company, and such meeting may be called by the Person so designated upon the notice required for the annual meeting of stockholders of the Company and shall be held at the place for holding the annual meetings of stockholders or such other place in the United States as shall be designated in such notice. Notwithstanding the provisions of this paragraph (f)(iii)(B), no such special meeting shall be called if any such request is received less than 30 days before the date fixed for the next ensuing annual or special meeting of stockholders of the Company. Any Holder of shares of the Senior Preferred Stock so designated shall have, and the Company shall provide, access to the lists of Holders of shares of the Senior Preferred Stock for purposes of calling a meeting pursuant to the provisions of this paragraph
     (f)(iii)(B).

             (C) At any meeting held for the purpose of electing directors at which the Holders of Senior Preferred Stock shall have the right, voting separately as one class, to elect directors as aforesaid, the presence in person or by proxy of the Holders of at least a majority of the outstanding Senior Preferred Stock shall be required to constitute a quorum of such Senior Preferred Stock.

             (D) Any vacancy occurring in the office of a director elected by the Holders of shares of the Senior Preferred Stock may be filled by the remaining director elected by the Holders of shares of the Senior Preferred Stock unless and until such vacancy shall be filled by the Holders of shares of the Senior Preferred Stock.

             (E) The right to elect directors pursuant to this paragraph
     (f)(iii) is the sole remedy for the Company's failure to pay dividends on the Senior Preferred Stock, redeem the Senior Preferred Stock when required, to effect an Offer (as defined in paragraph (h)(i)) when required by paragraph (h) or comply with any provision in paragraph (m).

       (iv) In any case in which the Holders of shares of the Senior Preferred Stock shall be entitled to vote pursuant to this paragraph (f) or pursuant to the laws of the State of Delaware, each Holder of shares of the Senior Preferred Stock shall be entitled to one vote for each share of Senior Preferred Stock held.

       (v) In no event shall the Holders of Senior Preferred Stock have the right to elect and have serve more than two members of the Board at any one time.

(g)  Exchange.

       (i) Requirements.

             (A) The Company may at its option exchange all, but not less than all, of the then outstanding shares of Senior Preferred Stock into the Company's 13 3/4% Subordinated Exchange Debentures due 2009 (the "Exchange Debentures") on any Dividend Payment Date, provided that on the date of such exchange (the "Exchange Date"): (1) there shall be no contractual impediments to such exchange; (2) either (a) a registration statement relating to the Exchange Debentures shall have been declared effective under the Securities Act of 1933, as amended (the "Securities Act"), prior to the Exchange Date and shall continue to be in effect on the Exchange Date or (b)(i) the Company shall have obtained a written opinion of counsel that an exemption from the registration requirements of the Securities Act is available for such exchange, and that upon receipt of such Exchange Debentures pursuant to such exchange made in accordance with such exemption, the holders (assuming such holder is not an Affiliate of the Company) thereof shall not be subject to any restrictions imposed by the Securities Act upon the resale thereof and
       (ii) such exemption is relied upon by the Company for such exchange; (3) the Exchange Debenture Indenture and the Trustee shall have been qualified under the Trust Indenture Act of 1939, as amended; (4) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Debenture Indenture) would exist under the Exchange Debenture Indenture; and (5) the Company shall have delivered to the Trustee a written opinion of counsel (subject to customary qualifications and assumptions), dated the Exchange Date, regarding the satisfaction of the conditions set forth in clauses (1),
       (2) and (3). In the event that the issuance of the Exchange Debentures is not permitted on the date of exchange or any of the conditions set forth in clauses (1) through (5) of the preceding sentence are not satisfied on the Exchange Date, the Company shall use its best efforts to satisfy such conditions and effect such exchange as soon as practicable.

                 The Company shall send a written notice (the "Exchange Notice") of exchange by mail to each Holder, which notice shall state: (v) that the Company is exercising its option to exchange the Senior Preferred Stock for Exchange Debentures pursuant to paragraph (g) hereof; (w) the Exchange Date, which date shall not be less than 30 days nor more than 60 days following the date on which the Exchange Notice is mailed (except as provided in the last sentence of this paragraph); (x) that the Holder is to surrender to the Company, at the place or places where certificates for shares of Senior Preferred Stock are to be surrendered for exchange, in the manner designated in the Exchange Notice, the certificate or certificates representing the shares of Senior Preferred Stock to be exchanged; (y) that dividends on the shares of Senior Preferred Stock to be exchanged shall cease to accrue on the Exchange Date whether or not certificates for shares of Senior Preferred Stock are surrendered for exchange on the Exchange Date unless the Company shall default in the delivery of Exchange Debentures; and (z) that interest on the Exchange Debentures shall accrue from the Exchange Date whether or not certificates for shares of Senior Preferred Stock are surrendered for exchange on the Exchange Date unless the Company shall default in the delivery of Exchange Debentures. On the Exchange Date, if the conditions set forth in clauses (1) through (5) above are satisfied, the Company shall issue Exchange Debentures in exchange for the Senior Preferred Stock as provided in the next paragraph.

             (B) Upon any exchange pursuant to paragraph (g)(i)(A), Exchange Debentures shall be issued in exchange for Senior Preferred Stock, in registered form without coupons, in a principal amount equal to the liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends (including a prorated dividend for the period from the immediately preceding Dividend Payment Date to the Exchange Date). Exchange Debentures will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issued in principal amounts less than $1,000 so that each Holder of Senior Preferred Stock will receive certificates representing the entire amount of Exchange Debentures to which his shares of Senior Preferred Stock entitle him, provided that the Company may, at its option, pay cash in lieu of issuing an Exchange Debenture in a principal amount of less than $1,000.

       (ii) Procedure for Exchange.

             (A) On or before the Exchange Date, each Holder of Senior Preferred Stock shall surrender the certificate or certificates representing such shares of Senior Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Company shall cause the Exchange

       Debentures to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of Senior Preferred Stock so exchanged (properly endorsed or assigned for transfer, if the notice shall so state), such shares shall be exchanged by the Company into Exchange Debentures. The Company shall pay interest on the Exchange Debentures at the rate and on the dates specified therein from the Exchange Date.

             (B) If notice has been mailed as aforesaid, and if before the Exchange Date (1) the Exchange Debenture Indenture shall have been duly executed and delivered by the Company and the Trustee and (2) all Exchange Debentures necessary for such exchange shall have been duly executed by the Company and delivered to the Trustee with irrevocable instructions to authenticate the Exchange Debentures necessary for such exchange, then on the Exchange Date, dividends shall cease to accrue on the outstanding shares of Senior Preferred Stock and all of the rights of the Holders of shares of the Senior Preferred Stock as stockholders of the Company shall cease (except the right to receive Exchange Debentures, an amount in cash equal to the accrued and unpaid dividends on the Senior Preferred Stock and, if the Company so elects, cash in lieu of any Exchange Debentures which is an amount that is not an integral multiple of $1,000), and the Person or Persons entitled to receive the Exchange Debentures issuable upon exchange shall be treated for all purposes as the registered holder or holders of such Exchange Debentures as of the Exchange Date.

(h)    Change of Control.

       (i) Upon the occurrence of a Change of Control, the Company shall be obligated to make an offer ("Offer") to all Holders of Senior Preferred Stock to purchase all outstanding Senior Preferred Stock and shall purchase, on a Business Day not more than 60 days nor less than 30 days after the occurrence of the Change of Control (such purchase date being the "Change of Control Purchase Date"), all Senior Preferred Stock validly tendered, and not properly withdrawn, pursuant to such Offer for a purchase price in cash (the "Change of Control Purchase Price") equal to 101% of the aggregate liquidation preference of the Senior Preferred Stock plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Change of Control Purchase Date to the Change of Control Purchase
     Date).

       (ii) Within 30 days following any Change of Control, the Company shall mail a notice to each Holder stating: (A) that an Offer is being made pursuant to this paragraph (h) and that, to the extent lawful, all shares of Senior Preferred Stock validly tendered and not properly withdrawn shall be accepted for payment; (B) a description of the transaction or transactions that constitute the Change of Control; (C) the number of shares of Senior Preferred Stock outstanding as of the date of such notice, the Change of Control Purchase Price, the purchase price per share and the expiration date of the Offer, which shall be a date no earlier than the date 20 Business Days following the commencement of the Offer; (D) that any shares of Senior Preferred Stock not validly tendered and any shares of Senior Preferred Stock properly withdrawn shall continue to accrue dividends in accordance with the terms of this Certificate of Designations;
     (E) that, unless the Company defaults in the payment of the Change of Control Purchase Price, all shares of Senior Preferred Stock accepted for payment pursuant to the Offer shall cease to accrue dividends after the Change of Control Purchase Date, which shall be not later than five Business Days after the termination of the Offer; and (F) a description of the procedures to be followed by such Holder in order to have its shares of Senior Preferred Stock validly tendered (including that the Holder is to surrender to the Company in the manner and at the place designated or places where certificates for shares of Senior Preferred Stock are to be surrendered) and a description of the procedures to be followed by such Holder in order to withdraw tendered shares.

       (iii) On the Change of Control Purchase Date, (A) the Company shall, to the extent lawful, (1) accept for payment shares of Senior Preferred Stock validly tendered pursuant to the Offer, (2) deposit with the Transfer Agent an amount equal to the Change of Control Purchase Price in respect of all shares of Senior Preferred Stock so tendered, (3) deliver or cause to be delivered to the Transfer Agent the Senior Preferred Stock so accepted together with an Officer's Certificate stating the total number of shares of Senior Preferred Stock being purchased by the Company, (4) promptly mail to each Holder of shares of Senior Preferred Stock so accepted payment in an amount equal to the purchase price for such shares and (5) arrange to have promptly authenticated and mailed (or cause to be transferred by book entry) to each Holder a new share certificate representing any unpurchased shares of the Senior Preferred Stock represented by the certificate tendered pursuant to the Offer, if any, and (B) unless the Company defaults in the payment for the shares of Senior Preferred Stock tendered pursuant to the Offer, dividends shall cease to accrue with respect to the shares of Senior Preferred Stock tendered and all rights of Holders of such tendered shares shall terminate, except for the right to receive payment therefor, on the Change of Control Purchase Date. The Company shall publicly announce the results of the Offer on the Change of Control Purchase Date.

       (iv) The Company shall comply with Rule 14e-1 under the Exchange Act and any securities laws and regulations, to the extent such laws and regulations are applicable to the repurchase of shares of the Senior Preferred Stock in connection with a Change of Control.

       (v) The election of directors pursuant to paragraph (f)(iii) is the sole remedy for the Company's failure to make or consummate an Offer upon the occurrence of a Change of Control.

(i) Conversion or Exchange. Holders of shares of Senior Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Company.

(j) Preemptive Rights. No shares of Senior Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities or such warrants, rights or options may be designated, issued or granted.

(k) Reissuance of Senior Preferred Stock. Shares of Senior Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Preferred Stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Company (including the Senior Preferred Stock), provided that any issuance of such shares as Senior Preferred Stock must be in compliance with the terms hereof.

(l) Business Day. If any payment, redemption, purchase or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption, purchase or exchange shall be made on the immediately succeeding Business Day.

(m)  Certain Additional Provisions.

       (i) Merger or Consolidation. Without the consent of Holders of a majority of the outstanding shares of Senior Preferred Stock, voting or consenting, as the case may be, separately as a class (regardless of whether such vote or consent is given in proxy or in person, either in writing or by resolution adopted at an annual or special meeting), the Company shall not, in a single transaction or series of related transactions, consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (A) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or trust organized or existing under the laws of the United States, any state thereof or the District of Columbia; (B) the Senior Preferred Stock shall be converted into or exchanged for and shall become shares of the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, having in respect of such successor, transferee or resulting corporation substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Senior Preferred Stock had immediately prior to such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition; (C) immediately after such transaction, no Voting Rights Triggering Event, and no event that after the giving of notice or lapse of time or both would become a Voting Rights Triggering Event, shall have occurred and be continuing; (D) the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction; and (E) prior to the consummation of any such proposed transaction, the Company shall have delivered to the Transfer Agent an Officer's Certificate and an opinion of counsel to the effect that such transaction complies with the terms of the Certificate of Designations and that all conditions precedent to such transaction have been satisfied.

           For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

       (ii) Junior Payments. (A) The Company shall not, directly or indirectly,
     (1) declare or pay any dividend or make any distribution on account of any Junior Securities (other than dividends or distributions payable in Junior Securities (other than Disqualified Stock)), (2) purchase, redeem or otherwise acquire or retire for value any Junior Securities or (3) make any Restricted Investment (all such dividends, distributions, purchases, redemptions, acquisitions, retirements and Restricted Investments being collectively referred to as "Junior Payments"), if, at the time of such Junior Payment:

             (a) a Voting Rights Triggering Event shall have occurred and be continuing or would occur as a consequence thereof; or

             (b) all dividends on the Senior Preferred Stock payable on Dividend Payment Dates after November 30, 2002, have not been declared and paid in cash.

       (B) Notwithstanding the foregoing, this paragraph (m)(ii) shall not prohibit as Junior Payments:

             (1) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with all of the provisions hereof (including, but not limited to, this paragraph (m)(ii));

             (2) the making of any Restricted Investment in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of, or from substantially concurrent additional capital contributions in respect of, Capital Stock of the Company (other than Disqualified Stock);

             (3) (a) the redemption, repurchase, retirement or other acquisition of any Parity Securities of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of, or from substantially concurrent additional capital contributions in respect of, other Parity or Junior Securities of the Company (other than any Disqualified Stock) and (b) the redemption, repurchase, retirement or other acquisition of any Junior Securities of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of, or from substantially concurrent additional capital contributions in respect of, other Junior Securities of the Company (other than any Disqualified Stock);

             (4) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any present or former employee or director of the Company (or Scovill or any of the Company's Subsidiaries) (or the estate or a trust for the benefit of any such Person) in an aggregate amount not to exceed $1.5 million in any fiscal year (provided that any unused amounts may be carried over to the immediately subsequent fiscal year but not beyond such fiscal year); and

             (5) repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price thereof.

       (iii) Transactions with Affiliates.

       (A) Except as otherwise set forth in this paragraph (m)(iii), the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of their respective Affiliates (each of the foregoing, an "Affiliate Transaction"), unless (1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (2) the Company delivers to the Transfer Agent (a) with respect to any Affiliate Transaction (or series of related transactions) involving aggregate payments in excess of $2.0 million, an Officer's Certificate certifying that such Affiliate Transaction complies with clause (1) above and a secretary's certificate which sets forth and authenticates a resolution that has been adopted by a vote of a majority of the Disinterested Directors approving such Affiliate Transaction or states that there are no Disinterested Directors, in which case an opinion, as described in clause
     (b), shall be required and (b) with respect to any Affiliate Transaction (or series of related transactions) involving aggregate payments in excess of $7.5 million, the certificates described in the preceding clause (a) and an opinion as to the fairness to the Company or such Subsidiary from a financial point of view issued by an Independent Financial Advisor.

       (B) Notwithstanding the foregoing, the following transactions will not be deemed to be Affiliate Transactions: (1) transactions exclusively between or among (a) the Company and one or more Subsidiaries or (b) Subsidiaries, provided, in each case, that no Affiliate of the Company (other than any Person that is such an Affiliate solely because of the control of such Person by the Company) owns Capital Stock of any such Subsidiary; (2) reasonable director, officer and employee compensation and other benefit and indemnification arrangements approved by the Board; (3) transactions permitted by the covenant described in paragraph (m)(ii) herein; (4) the existence of, or the performance by the Company or any Subsidiary under, the Management Services Agreement with respect to fees of up to $600,000 per year and any other agreement in effect on the Senior Preferred Stock

     Issue Date, as such agreement is in effect on the Senior Preferred Issue Date or as amended thereafter in any manner no less favorable to the Holders; (5) prepaid expenses and loans or advances to employees or directors of the Company or any of its Subsidiaries in the ordinary course of business; (6) the entering into of a tax sharing agreement, or payments pursuant thereto, between the Company and/or one or more Subsidiaries, on the one hand, and any other Person with which the Company or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Company or such Subsidiaries are or could be part of a consolidated group for tax purposes, on the other hand, which payments by the Company and its Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand alone basis; and (7) the issuance and sale by the Company to its Affiliates of Qualified Stock.

       (iv) Reports. Whether or not required by the rules and regulations of the Commission, so long as any shares of Senior Preferred Stock are outstanding, the Company will file with the Commission, to the extent such filings are accepted by the Commission, and will furnish to the Holders all quarterly and annual reports and other information, documents and reports that would be required to be filed with the Commission pursuant to Section 13 of the Exchange Act if the Company were required to file under such section. For so long as any shares of Senior Preferred Stock remain outstanding, the Company will furnish to the Holders and beneficial holders of shares of Senior Preferred Stock and to prospective purchasers of shares of Senior Preferred Stock designated by the Holders of Transfer Restricted Securities and to broker-dealers, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

       (v) Remedies. The election of directors pursuant to paragraph f(iii) is the sole remedy for the failure to comply with the covenants described in this paragraph (m).

(n)  [Intentionally omitted.]

(o) Definitions. As used herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

       "Affiliate" means, with respect to any specified Person, (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any executive officer or director of any such specified Person or other Person. For the purposes of this definition, "control," when used with respect to any specified Person, includes the power to vote 10% or more of any class of voting securities of such Person or to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

       "Business Day" means any day other than a Legal Holiday.

       "Capitalized Lease Obligations" means, with respect to any Person, any obligation of that Person to pay lease payments, rent or other amounts under a lease of (or other similar agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP and, for purposes of this Certificate of Designations, the amount of that obligation at any date will be the capitalized amount thereof at that date, as determined in accordance with GAAP.

       "Capital Stock" of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (including without limitation common stock, Preferred Stock and partnership interests) of such Person.

       "Cash Equivalents" means (i) marketable obligations with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million;
     (iii) commercial paper maturing no more than 180 days from the date of creation thereof issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any commercial bank meeting the specifications of clause
     (ii) above; and (v) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (i) through (iv) above.

        "Change of Control" means the occurrence of any of the following: (i) the consummation of any transaction the result of which is (x) if such transaction occurs prior to the first sale of Voting Stock of the Company pursuant to a registration statement under the Securities Act that results in at least 20% of the then outstanding Voting Stock of the Company having been sold to the public, that Permitted Holders beneficially own Voting Stock representing less than, directly or indirectly, 51% of the voting power of the Voting Stock of the Company and (y) if such transaction occurs thereafter, that any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than Permitted Holders) is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of Voting Stock representing more than 35% of the voting power of the Voting Stock of the Company unless Permitted Holders beneficially own Voting Stock representing a greater percentage of the voting power of the Voting Stock of the Company, (ii) the Company consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of Company, or the Company and its Subsidiaries (taken as a whole), to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company, as the case may be, is converted into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company, as the case may be, is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation and the beneficial owners of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, Voting Stock representing not less than a majority of the voting power of the Voting Stock of the surviving or transferee corporation immediately after such transaction, (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by either (x) a vote of two-thirds of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or (y) a Permitted Holder) cease for any reason to constitute a majority of the Board then in office, or (iv) the approval by the holders of Capital Stock of the Company of any plan or proposal for liquidation or dissolution of the Company.

       "Commission" means the Securities and Exchange Commission.

       "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of Preferred Stock (other than Disqualified Stock), less all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Senior Preferred Stock Issue Date in the book value of any asset owned by such Person or a Subsidiary of such Person.

       "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which a resolution of the Board is required under this Certificate of Designations, a member of the Board who does not have any material direct or indirect financial interest (other than an interest arising solely from the beneficial ownership of Capital Stock of the Company) in or with respect to such transaction or series of transactions.

       "Disqualified Stock" means any Capital Stock of such Person that, by its terms, by the terms of any agreement related thereto or by the terms of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed or repurchased by such Person or any of its Subsidiaries, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to November 30, 2009; provided, however, that (i) any class of Capital Stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Qualified Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock or Indebtedness, shall not be deemed to be Disqualified Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Qualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof (or of any security into which it is convertible or for which it is exchangeable) have the right to require the issuer to repurchase such Capital Stock (or such security into which it is exchangeable) upon the occurrence of an asset sale or a Change of Control shall not constitute Disqualified Stock if such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provides that the issuer thereof will not repurchase or redeem any such Capital Stock (or any such security into which it is convertible or for which it is exchangeable) pursuant to such provisions prior to compliance by the Company with the provisions of paragraph (h) thereof and purchase of any shares of Senior Preferred Stock properly tendered pursuant to an offer to purchase required thereunder and not withdrawn.

       "Dividend Payment Date" means February 28, May 30, August 30 and November 30 of each year.

       "Dividend Period" means the Initial Dividend Period and, thereafter, each Quarterly Dividend Period.

       "Exchange Act" means the Securities Exchange Act of 1934, as amended.

       "Exchange Offer Registration Statement" means a registration statement relating to the registration of shares of Preferred Stock pursuant to
     Section 5 of the Securities Act, in connection with the issuance and exchange of such shares for shares of the Senior Preferred Stock.

       "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect on the date of the Senior Preferred Stock Issue Date.

       "Holder" means a holder of shares of Senior Preferred Stock.

       "Indebtedness" of any Person at any date means, without duplication: (i) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof); (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto); (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services; (v) the maximum fixed repurchase price of all Disqualified Stock of such Person; (vi) all Capitalized Lease Obligations of such Person; (vii) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; (viii) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; and (ix) to the extent not otherwise included in this definition, obligations under hedging obligations not entered into solely for the purpose of protecting the Company or its Subsidiaries against fluctuations in foreign currency exchange rates or interest rates on or in connection with indebtedness of the Company or any of its Subsidiaries then outstanding. The amount of Indebtedness of any Person at any date shall be, without duplication, the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (vii), the lesser of (A) the fair market value (which, if such value exceeds $2.0 million, the determination of fair market value shall be made in good faith by the Board, whose determination shall be conclusive) of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (B) the amount of the Indebtedness secured. For purposes of the preceding sentences, the "maximum fixed repurchase price" of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined hereunder, and, if such price is based upon, or measured by, the fair market value of such Disqualified Stock (or any equity security for which it may be exchanged or converted), such fair market value shall be determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a resolution of such Board of Directors.

       "Independent Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing that is disinterested and independent with respect to the Company and its Affiliates and, in the reasonable judgment of the Company's Board, is qualified to perform the task for which it has been engaged.

       "Initial Dividend Period" means the dividend period commencing on the Senior Preferred Stock Issue Date and ending on the day before the first Dividend Payment Date to occur thereafter.

       "Investments" means, with respect to any Person, any direct or indirect advance, loan, guarantee of Indebtedness or other extension of credit or capital contribution to (by means of any transfer of cash or other property or assets to others or any payment for property, assets or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (including derivatives) or evidences of Indebtedness issued by, any other Person. "Investments" shall exclude (a) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business, (b) hedging obligations and (c) endorsements of negotiable instruments and documents in the ordinary course of business.

       "Legal Holiday" means a Saturday, a Sunday or a day on which federal offices or banking institutions in the City of New York, in the city of the Corporate Trust Office of the trustee under the Exchange Debenture Indenture, or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday, payment may be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

       "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim or similar type of encumbrance (including, without limitation, any agreement to give or grant any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing) upon or with respect to any property of any kind. A Person will be deemed to own subject to a Lien any property that the Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

       "Management Services Agreement" means the Management Services Agreement to be entered into between Saratoga and/or its Affiliate, on the one hand, and the Company and/or one or more of its Subsidiaries, on the other hand, as such agreement may be amended from time to time in any manner, provided that after giving effect to such amendment the terms thereof are, in the aggregate, no less favorable to the Holders.

       "Moody's" means Moody's Investors Service, Inc. and its successors.

       "Offering Memorandum" means the Offering Memorandum, dated November 25, 1997 relating to the offering of the Units, consisting of $10,000,000 aggregate liquidation preference of the Senior Preferred Stock and warrants to purchase shares of Common Stock, par value $0.0001 per share, of the Company.

       "Officer" means, with respect to the Company, the Chairman of the Board, the Vice-Chairman of the Board, the Chief Executive Officer or any other executive officer of the Company or the Treasurer or any Assistant Treasurer, the Company's Secretary or any Assistant Secretary of the Company.

       "Officer's Certificate" means a certificate signed by any one Officer.

       "Opinion of Counsel" means a written opinion signed by legal counsel who may be an employee of or counsel to the Company.

       "Permitted Holders" means (i) Saratoga Partners III, L.P., (ii) David J. Barrett, Martin A. Moore, Michael Baxley, John Champagne, Robert Feltz, and Frank A. Wright, and (iii) Permitted Transferees of the foregoing.

       "Permitted Investments" means any of the following: (i) Investments in Cash Equivalents; (ii) Investments in the Company or any of its Subsidiaries; (iii) Investments by the Company or any of its Subsidiaries in another Person, if as a result of such Investment (A) such other Person becomes a Subsidiary or (B) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its properties and assets to, the Company or a Subsidiary; (iv) Investments made in the ordinary course of business in prepaid expenses, lease, utility, workers' compensation, performance and other similar deposits; (v) Investments received upon foreclosure, perfection or enforcement of any Lien granted by, in the course of good faith settlement of claims against, or by reason of a composition or readjustment of debt or a reorganization of, any debtor of the Company or any of its Subsidiaries; (vi) endorsements for collection or deposit in the ordinary course of business of bank drafts and similar negotiable instruments received as payment for ordinary course of business trade receivables; (vii) hedging obligations; (viii) loans or advances to employees or directors of the Company or any Subsidiary in the ordinary course of business; (ix) guarantees of Indebtedness of the Company or any Subsidiary; (x) any Investment (x) to the extent that the consideration therefor consists of Qualified Stock or (y) out of the proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary of the Company) of Qualified Stock; and (xii) Investments in an aggregate amount not to exceed $7.5 million at any time outstanding.

       "Permitted Transferees" means, with respect to any Person, (x) in the case of any Person that is a natural person, (i) such individual's spouse, estate, lineal descendants, heirs, executors, legal representatives, administrators and (ii) any trust for the benefit of any of the foregoing, and (y) in the case of any Person that is not a natural person, any other Person controlled by such Person.

       "Person" means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

       "Preferred Stock Registration Rights Agreement" means the Preferred Stock Registration Rights Agreement dated as of November 26, 1997 among the Company and the Initial Purchasers named therein.

       "Public Equity Offering" means an offer and sale of Qualified Stock of the Company for cash pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

       "Qualified Stock" of any Person means any and all Capital Stock of such Person other than Disqualified Stock.

       "Quarterly Dividend Period" shall mean the quarterly period commencing on each February 28, May 30, August 30 and November 30 and ending on the day before the following Dividend Payment Date.

       "Redemption Date" with respect to any shares of Senior Preferred Stock, means the date on which such shares of Senior Preferred Stock are redeemed by the Company.

       "Registrar" means the registrar for the Senior Preferred Stock as designated by the Company from time to time, which shall initially be the United States Trust Company of New York.

       "Restricted Investment", with respect to any Person, means (without duplication) any Investment by such Person other than a Permitted Investment.

       "S&P" means Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. and its successors.

       "Saratoga" means  Saratoga Partners III, L.P.

       "Securities Act" means the Securities Act of 1933, as amended.

       "Scovill" means Scovill Acquisition Inc., a Delaware corporation.

       "Senior Preferred Stock Issue Date" means the date on which the Senior Preferred Stock is originally issued by the Company under this Certificate of Designations.

       "Separation Date" means the earliest to occur of (i) 90 days after November 26, 1997, (ii) such earlier date as may be determined by the Initial Purchasers (as defined in the Preferred Stock Registration Rights Agreement), upon written notice thereof to the Transfer Agent and Registrar, (iii) in the event of a Change of Control, the date on which the Company mails notice of thereof to the Holders of Senior Preferred Stock, and (iv) the date on which the Exchange Offer Registration Statement with respect to the Senior Preferred Stock is declared effective.

       "Subsidiary" of any Person means (i) any corporation of which at least a majority of the aggregate voting power of whose Voting Stock is owned by such Person directly or through one or more other Subsidiaries of such Person and (ii) any entity other than a corporation in which such Person, directly or indirectly, owns at least a majority of the voting power of the Voting Stock of such entity.

       "Transfer Agent" means the transfer agent for the Senior Preferred Stock as designated by the Company from time to time, which shall initially be the United States Trust Company of New York.

       "Transfer Restricted Securities" means each share of Senior Preferred Stock until (i) the date on which such share has been exchanged by a person other than a broker-dealer for a share of newly issued Preferred Stock in an exchange offer (the "Preferred Stock Exchange Offer") and such share of new Preferred Stock has been effectively registered under the Securities Act, (ii) following the exchange by a broker-dealer in the Preferred Stock Exchange Offer of a share of Senior Preferred Stock for a share of new Preferred Stock, the date on which such share of new Preferred Stock is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in a registration statement relating to the Preferred Stock Exchange Offer, (iii) the date on which such share of Senior Preferred Stock has been effectively registered under the Securities Act and disposed of pursuant to an effective shelf registration statement relating to the Senior Preferred Stock or (iv) the date on which such share of Senior Preferred Stock could be resold pursuant to Rule 144 under the Securities Act.

       "Trustee" means the party designated on the Exchange Date as such for the Exchange Debenture Indenture until a successor replaces it in accordance with the applicable provisions of the Exchange Debenture Indenture and thereafter means the successor serving thereunder.

       "Units Offering" means the offer and sale of units, consisting of $10,000,000 aggregate liquidation preference of the Senior Preferred Stock and warrants to purchase shares of Common Stock, par value $0.0001 per share, of the Company as contemplated by the Offering Memorandum.

       "Voting Stock", with respect to any specified Person, any class or classes of Capital Stock of the specified Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of the specified Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

  IN WITNESS WHEREOF, Scovill Holdings Inc. has caused this Certificate to be duly executed on its behalf by its undersigned duly authorized officer this 26th day of November, 1997.



                                       SCOVILL HOLDINGS INC.


                                       By: /s/ Martin A. Moore
                                           -------------------
                                           Name: Martin A. Moore
                                           Title: Executive Vice President
                                                  and Secretary